Exhibit 10.2

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement by and between SP Plus Corporation, a Delaware corporation with its corporate office in Chicago, Illinois (the “Company”), and John Ricchiuto, an individual (the “Executive”), is as of January 1, 2023.

RECITALS:

A. The Company and the Executive entered into that certain Amended and Restated Executive Employment Agreement dated as of December 1, 2002 (the “Original Employment Agreement”).

B. The Company and the Executive agreed to certain amendments to the Original Employment Agreement as set forth in: that certain First Amendment to Employment Agreement dated as of April 1, 2005; (ii) that certain Second Amendment to Employment Agreement dated as of December 28, 2008; and (iii) that certain Third Amendment to Employment Agreement dated as of April 2, 2012.

C. The Company and the Executive have, after a series of discussions, agreed to amend certain provisions of the Agreement as set forth in this document (this “Fourth Amendment”), effective on the date set forth in this first paragraph of this Fourth Amendment (together with the Original Agreement and the First, Second and Third Amendments, the “Agreement”), and to enter into a Consulting Agreement. A copy of the Consulting Agreement is attached to this Fourth Amendment as Exhibit “A.”

D. Except as expressly set forth in this Fourth Amendment, the Agreement shall continue in full force and effect.

E. Any term that is not defined in this Fourth Amendment shall have the meaning ascribed to that term in the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the employment of the Executive by the Company under the terms of the Agreement, as amended by this Fourth Amendment, the Company and the Executive agree as follows:

1. Recital A of the Agreement is amended and restated to read as follows:

“A. Prior to the Effective Date, Executive was employed by the Company pursuant to a Management Employment Agreement dated July 1, 1998 as amended by the First Amendment to Amended and Restated Executive Employment Agreement dated April 1, 2005, the Second Amendment to Employment Agreement dated December 29, 2008 and the Third Amendment to Employment Agreement dated April 2, 2012. The Company is in the business of providing an array of technology-driven mobility solutions for commercial, institutional and residential property management services, including, operating private and public parking facilities for itself, its subsidiaries, affiliates and others, and as a consultant and/or manager for parking facilities operated by others throughout the United States and Canada, providing on-street and off-street parking enforcement, residential, institutional and commercial property management services, security services for commercial establishments, logistics support for large-scale events and airport, institutional and urban transportation services (the Company and its subsidiaries and affiliates and other Company-controlled businesses, including its divisions (in each case including their predecessor’s or successor’s), are also referred to hereinafter as the “Parking Companies”).”

2. Section 1 of the Agreement Employment Period is amended and restated to read as follows:

“1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for a period beginning on January 1, 2023, and ending December 31, 2023 (the “Employment Period”). Notwithstanding any termination of this Agreement, all of the terms and provisions set forth in paragraph 6 of this Agreement shall remain in full force and effect.”

3. Section 2 of the Agreement Position and Duties is amended and restated to read as follows:

“2. Position and Duties. During the Employment Period, the Executive shall serve as Executive Advisor—Airports Division of the Company, with the duties, authority and responsibilities as are commensurate with such position and as are customarily associated with such position. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. The Executive shall not, during the term of this Agreement, engage in any other business activities that will interfere with the Executive’s employment pursuant to this Agreement. Executive shall discharge his duties and responsibilities under this Agreement in accordance with the Company’s Code of Conduct presently in effect or as amended and modified from time to time hereafter.”

4. Except as expressly modified above, all of the remaining terms and provisions of the Agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the Company and the Executive have executed this Fourth Amendment as of the day and year first above written.

COMPANY:		EXECUTIVE:
SP PLUS CORPORATION,
A Delaware corporation		/s/ John Ricchiuto
John Ricchiuto
By:	/s/ Marc Baumann
Marc Baumann
Chairman and Chief Executive Officer